UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 22, 2003

DIME COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27782	11-3297463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Havemeyer Street, Brooklyn, New York   11211

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:

(718) 782-6200

None

(Former name or former address, if changed since last report)

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Items 1 through 6, and 8, 10 and 11

Not Applicable.

Item 7.       Financial Statements and Exhibits.

    Exhibit No.

Description

99

Earnings release for the quarterly period ended March 31, 2003 issued on April 22, 2003

Items 9 and 12.       Regulation FD Disclosure.

This information, furnished under Item 9. Regulation FD Disclosure, is also intended to be furnished under Item 12. Results of Operations and Financial Condition, in accordance with SEC Release No. 33-8216.

On April 22, 2003, Dime Community Bancshares, Inc. issued a press release reporting its results of operations for the first quarter ended March 31, 2003.

A copy of this presentation is attached as Exhibit 99.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

/s/ KENNETH J. MAHON

By:  ___________________________________________

Kenneth J. Mahon

Executive Vice President and Chief Financial Officer

Dated: April 22, 2003

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EXHIBIT INDEX

Exhibit

Description

   99

Earnings release for the quarterly period ended

   March 31, 2003 issued on April 22, 2003

- # -

Exhibit 99

Contact:

Kenneth J. Mahon

Exec. VP and Chief Financial Officer

718-782-6200 extension 8265

Stephanie Prince/Julie Prozeller

FD Morgen-Walke

Press: Abby Aylman

212-850-5600

DIME COMMUNITY BANCSHARES REPORTS 38% INCREASE

IN QUARTERLY EARNINGS PER DILUTED SHARE

Annualized Deposit Growth of 24% During Quarter

Brooklyn, NY – April 22, 2003 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), the parent company of The Dime Savings Bank of Williamsburgh, today announced results for the quarter ended March 31, 2003.

FINANCIAL HIGHLIGHTS

Highlights for the quarter ended March 31, 2003 are summarized as follows:

* 34% increase in net income over same quarter of prior year

* Diluted EPS of $0.55, a 38% increase over the same quarter of the prior year

* Real estate loan originations of $257.7 million, a 76% increase over the same quarter of the prior year

* 24% annualized growth in deposits for the quarter

* Stable adjusted net interest margin of 3.68%.

* 291,000 shares repurchased into treasury

FINANCIAL RESULTS

For the quarter ended March 31, 2003, the Company’s net income increased 34% to $13.6 million, compared to $10.2 million in the same quarter of the previous fiscal year.  Earnings per diluted share increased 38% to $0.55 for the most recent quarter compared to $0.40 per diluted share during the same quarter of the previous fiscal year.

Net interest income increased $4.2 million from the March 2002 quarter to $26.3 million in the most recent quarter.  This represents an increase of 19% on a quarter-over-quarter basis.  In the March 2002 quarter, net interest income was reduced by $1.0 million of prepayment costs on borrowings.  Excluding such cost from the calculations, net interest income rose by $3.2 million, or 14% from the March 2002 quarter to the most recent quarter.  There were no prepayment costs incurred during the March 2003 quarter.

Net interest income increased $3.3 million from the December 2002 quarter to $26.3 million in the March 2003 quarter.  This represents an increase of 14% on a linked quarter basis.  In the December 2002 quarter, net interest income was reduced by $3.1 million of prepayment cost on borrowings.  Excluding such cost from the calculations, net interest income rose by $239,000, or 3.6% annualized, on a linked quarter basis.

Net interest margin increased 34 basis points to 3.68% during the March 2003 quarter, from 3.34% in the same quarter of the previous year.  Excluding prepayment cost on borrowings from the March 2002 quarterly calculation, net interest margin rose by 19 basis points, from 3.49% a year ago.

Net interest margin increased 43 basis points to 3.68%, from 3.25% on a linked quarter basis.  Excluding prepayment costs on borrowings from the December 2002 quarterly calculation, net interest margin remained unchanged at 3.68%.

Non-interest income, excluding gains on sales of assets, increased $1.5 million from the March 2002 quarter, to $4.7 million in the March 2003 quarter.  This represents an increase of 49%.  Loan prepayment fee income increased $1.3 million during this period to $2.4 million in the March 2003 quarter.  The remaining growth resulted from retail fee income associated with new account growth.

There were $656,000 of gains on sales of assets recorded in the March 2003 quarter, due primarily to the sales of loans to Fannie Mae.  These gains added approximately one cent per share for the quarter.

Non-interest income, excluding gains and losses on sales of assets, decreased $561,000 from the December 2002 quarter to $4.7 million in the March 2003 quarter.  Loan prepayment fee income decreased $544,000 during this period to $2.4 million in the most recent quarter.  Linked quarter retail fee income rose by 10% on an annualized basis.

Non-interest expense totaled $9.7 million during the quarter ended March 31, 2003, an increase of 9% over the prior year quarter.  This rise reflects staffing increases during the year, increased benefit plan expenses, and increased costs associated with growth in both the branch network and the number of deposit customers due to the success of the Company’s retail banking strategy.

Non-interest expenses remained relatively constant with the December 2002 quarter, when excluding $697,000 of expenses incurred during the December 2002 quarter related to the Company's recent change in fiscal year-end.  The Company's efficiency ratio and ratio of non-interest expense to average assets were 31% and 1.29%, respectively, during the March 2003 quarter.

"This quarter we reaped the benefits of many of the initiatives we have put in place," commented Vincent F. Palagiano, Chairman and Chief Executive Officer. "Our cost of funds continued to fall allowing Dime to realize stable margins in spite of the ongoing high level of loan refinancings. We also originated $258 million of new loans, which includes the sale of over $21 million to Fannie Mae, with servicing rights retained.  Our credit quality remains very strong as does our efficiency ratio, resulting in the generation of new tangible capital of approximately 28% and return on equity of 20.4%."

"Perhaps the most positive surprise of this quarter was experiencing the power of our direct mail deposit gathering capabilities.  Early in the quarter we did a mailing for six-month CD’s that resulted in the generation of $138 million in this product, over half of which was new money to the Company. Total deposits increased by 24% on an annualized basis, while core (non-certificate) deposits comprised 54% of our total deposits, the first sequential mix decline in over two years, although the dollar value remained essentially level.”

REAL ESTATE LENDING AND CREDIT QUALITY

The continuation of the historic low interest rate environment resulted in heightened origination, refinancing and prepayment volume during the most recent quarter.  During the quarter ended March 31, 2003, the Bank originated $257.7 million in real estate loans, up 76% from the prior year period, including $209.1 million that are secured by multi-family buildings.  However, while originations far exceeded last year's levels, loan amortization, inclusive of prepayment and refinancing activity, also increased substantially during the most recent quarter.  Loan amortization approximated 42% of the loan portfolio on an annualized basis, up from 19% during the March 2002 quarter, and 33% during the December 2002 quarter.  The weighted average interest rate on real estate loans originated during the most recent quarter was approximately 5.80% and their weighted average term to next repricing was 5.8 years at their respective origination dates.  The current loan pipeline now exceeds $230 million dollars.

As mentioned previously, the Company sold $21.6 million of loans to Fannie Mae during the quarter ended March 31, 2003, with an average term to repricing of 8.1 years.  Due to the sale of loans and the high level of prepayments, the real estate loan portfolio growth was minimal during the most recent quarter.

The Company has continued to maintain its long record of outstanding credit quality during the most recent quarter. Non-performing loans totaled $1.3 million at March 31, 2003, approximating the level at March 31, 2002 and $852,000 below the level at December 31, 2002.  Non-performing assets represented 0.04% of total assets at March 31, 2003, and have remained below 10 basis points of total assets for the last 5 quarters.

SHARE REPURCHASE PROGRAM AND CASH DIVIDEND DECLARATION

In the March 2003 quarter, the Company repurchased 291,000 shares of its common stock into treasury.  As of March 31, 2003, the Company had 539,500 shares remaining eligible for future repurchase under its current stock repurchase program, which was authorized in September 2001.

The Company also recently declared its 24th consecutive quarterly cash dividend, which will be paid on May 6, 2003, to all holders of record on April 30, 2003.

OUTLOOK

Calendar 2003 earnings per share are currently forecasted to be in a range of $2.00 to $2.04.  The forecast assumes that rates remain stable through the calendar year, and loan amortization rates remain high.  We also expect to complete our $200 million loan sale commitment to Fannie Mae during calendar year 2003, and modest net interest margin compression resulting from reduced yield on assets.

“As we look ahead during these continuing uncertain economic times, we remain very comfortable with Dime’s positioning,” concluded Mr. Palagiano. “Our efficiency ratio is among the best in our peer group while our balance sheet retains maximum flexibility for several reasons: a large base of core deposits; low average years to repricing and stellar credit quality in our loan portfolio due to our multi-family lending focus; and excess capital that provides the ability to accelerate asset growth if necessary. This, combined with our newly established partnership with Fannie Mae which we expect will attract new customers to the bank and increase our ability to offer additional services to existing customers, supports our optimism and confidence for the years ahead.”

CONFERENCE CALL

Management will conduct a conference call at 10 A.M. Eastern Time, on Tuesday, April 22, 2003, to discuss DCOM's operating performance for the quarter ended March 31, 2003.  The direct dial number for the call is 785-832-1077.  For those unable to participate in the conference call, a replay will be available. To access the replay, dial 402-220-1142 from one hour after the end of the call until midnight (Eastern Standard Time) on Friday, April 25, 2003.

The conference call will also be available via the Internet by accessing the following Web address: www.dsbwdirect.com or www.vcall.com.  Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast will be available until May 22, 2003.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864. With $3.09 billion in assets, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dsbwdirect.com.

Statements made herein that are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include, but are not limited to, those related to overall business conditions and market interest rates, particularly in the markets in which the Company operates, fiscal and monetary policy, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's Securities and Exchange Commission filings.  The Company disclaims any obligation to publicly announce future events or developments which may affect the forward-looking statements herein.

-tables to follow-

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands except share amounts)

	March 31,
	2003	December 31,
ASSETS:	(Unaudited)	2002

Cash and due from banks	$37,104	$21,487
Investment securities held to maturity	825	825
Investment securities available for sale	77,002	104,564
Mortgage-backed securities held to maturity	1,881	2,249
Mortgage-backed securities available for sale	528,805	360,703
Federal funds sold and other short-term assets	108,636	114,291
Real estate Loans:
One-to-four family and cooperative apartment	156,542	162,620
Multi-family and underlying cooperative	1,725,188	1,730,370
Commercial real estate	285,332	265,485
Construction	2,776	1,931
Unearned discounts and net deferred loan fees	(772)	332

Total real estate loans	2,169,066	2,160,738

Other loans	4,178	4,753
Allowance for loan losses	(15,516)	(15,458)

Total loans, net	2,157,728	2,150,033

Loans held for sale	142	4,586
Premises and fixed assets, net	16,277	15,862
Federal Home Loan Bank of New York capital stock	31,150	34,890
Other real estate owned, net	-	134
Goodwill	55,638	55,638
Other assets	79,336	81,112

TOTAL ASSETS	$3,094,524	$2,946,374

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking and NOW	$118,472	$117,873
Savings	363,115	362,400
Money Market	614,269	616,762

Sub-total	1,095,856	1,097,035

Certificates of deposit	947,367	830,140

Total Due to depositors	2,043,223	1,927,175

Escrow and other deposits	54,796	36,678
Securities sold under agreements to repurchase	85,978	95,541
Federal Home Loan Bank of New York advances	555,000	555,000
Subordinated Notes Sold	25,000	25,000
Other liabilities	60,343	41,243

TOTAL LIABILITIES	2,824,340	2,680,637
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized,
32,003,149 shares, and 31,935,399 shares issued at
March 31, 2003 and December 31, 2002, respectively, and
25,423,452 shares and 25,646,702 shares outstanding at
March 31, 2003, and December 31, 2002, respectively	320	319
Additional paid-in capital	173,228	172,460
Retained earnings	206,363	196,309
Unallocated common stock of Employee Stock Ownership Plan	(5,547)	(5,661)
Unearned common stock of Recognition and Retention Plan	(2,614)	(2,641)
Common stock held by the Benefit Maintenance Plan	(4,187)	(3,867)
Treasury stock (6,579,697 shares and 6,288,697 shares
at March 31, 2003 and December 31, 2002, respectively	(99,222)	(93,258)
Accumulated other comprehensive income, net	1,843	2,076

TOTAL STOCKHOLDERS' EQUITY	270,184	265,737

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,094,524	$2,946,374

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2003	2002	2002
Interest income:
Loans secured by real estate	$37,873	$39,456	$38,922
Other loans	68	67	68
Mortgage-backed securities	4,069	3,967	4,716
Investment securities	907	1,177	1,161
Other	983	882	883
Total interest income	43,900	45,549	45,750
Interest expense:
Deposits and escrow	10,221	10,671	11,294
Borrowed funds	7,410	11,910	12,406
Total interest expense	17,631	22,581	23,700
Net interest income	26,269	22,968	22,050
Provision for loan losses	60	60	60
Net interest income after
provision for loan losses	26,209	22,908	21,990
Non-interest income:
Service charges and other fees	1,413	1,377	1,215
Net gain on sales and redemptions of assets	656	2,005	44
Other	3,296	3,893	1,953
Total non-interest income	5,365	7,275	3,212
Non-interest expense:
Compensation and benefits	5,166	5,812	5,074
Occupancy and equipment	1,236	1,132	988
Core deposit intangible amortization	206	206	206
Other	3,061	3,091	2,618
Total non-interest expense	9,669	10,241	8,886
Income before taxes	21,905	19,942	16,316
Income tax expense	8,268	7,410	6,161
Net Income	$13,637	$12,532	$10,155

Earnings per Share:
Basic	$0.57	$0.52	$0.42
Diluted	$0.55	$0.50	$0.40
Average common shares
outstanding for Diluted EPS	24,931,630	25,088,347	25,397,845

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2003	2002	2002
Performance and Other Selected Ratios:
Return on Average Assets	1.82%	1.70%	1.46%
Return on Average Stockholders' Equity	20.44%	19.10%	16.55%
Return on Average Tangible Stockholders' Equity	26.28%	24.79%	22.24%
Average Interest Rate Spread (1)	3.36%	3.36%	3.06%
Net Interest Margin (1)	3.68%	3.68%	3.49%
Non-interest Expense to Average Assets (2)	1.29%	1.39%	1.28%
Efficiency Ratio (2)	31.21%	36.27%	35.24%
Effective Tax Rate	37.74%	37.16%	37.76%

Per Share Data:
Reported EPS (Diluted)	$0.55	$0.50	$ 0.40
Stated Book Value	10.63	10.36	9.55
Tangible Book Value	8.31	8.04	7.16

Average Balance Data:
Average Assets	$ 3,000,597	$ 2,952,998	$ 2,778,578
Average Interest Earning Assets	2,857,554	2,830,933	2,641,972
Average Interest Bearing Liabilities	2,566,672	2,519,492	2,381,576
Average Stockholders' Equity	266,911	262,479	245,397
Average Tangible Stockholders' Equity	207,526	202,206	182,665
Average Loans	2,186,202	2,212,647	2,077,906
Average Deposits	1,983,962	1,901,499	1,627,713

Asset Quality Summary:
Net charge-offs (recoveries)	$ 2	$ 36	$ 72
Nonperforming Loans	1,264	2,116	1,152
Nonperforming Loans/ Total Loans	0.06%	0.10%	0.05%
Nonperforming Assets/Total Assets	0.04%	0.08%	0.05%
Allowance for Loan Loss/Total Loans	0.71%	0.71%	0.74%
Allowance for Loan Loss/Nonperforming Loans	1,227.53%	730.53%	1,343.75%

Non-GAAP Disclosures – Cash Earnings Reconciliation and Ratios (3):
Net Income	$13,637	$12,532	$10,155
Additions to Net Income:
Core Deposit Intangible Amortization	206	206	206
Non-cash stock benefit plan expense	546	532	650
Cash Earnings	$14,389	$13,270	$11,011

Cash EPS (Diluted)	0.58	0.53	0.43
Cash Return on Average Assets	1.92%	1.80%	1.59%
Cash Return on Average Tangible Stockholders' Equity	27.73%	26.25%	24.11%

(1)   Ratios exclude prepayment expenses on borrowings of $3,062,000 and $1,014,000 recorded during the three months ended December 31, 2002 and March 31, 2002, respectively.  Including these expenses, the net interest spread was 2.88% and the net interest margin was 3.25%  during the three months ended December 31, 2002, and the net interest spread was 2.89% and the net interest margin was 3.34% during the three months ended March 31, 2002.

(2)   Excluding expenses associated with the change in fiscal year totaling $697,000 during the three months ended December 31, 2002, the efficiency ratio and ratio of non-interest expense to average assets were 33.80% and 1.29%, respectively, during the three months ended December 31, 2002.

(3)   Cash earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers  useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible equity generation is a significant financial measure since banks are under regulatory restrictions involving the maintenance of minimum tangible capital requirements.